RESTRUCTURING AND AMENDMENT AGREEMENT

         Restructuring and Amendment Agreement (this "Agreement") dated as of January 25, 2001 by and between Netgateway, Inc., a Delaware corporation ("Netgateway") and King William, LLC, a Cayman Islands Limited Liability Company ("King William").

         Whereas the parties have entered into (i) a Securities Purchase Agreement (the "Purchase Agreement") dated July 31, 2000 pursuant to which Netgateway issued to King William its 8% Convertible Debenture Due July 31, 2003 with an original principal amount of up to $4.5 million and an actual principal amount of $2.5 million (the "Debenture") and warrants (the "King William Warrants") pursuant to a Common Stock Purchase Warrant (the "King William Warrant Agreement") dated as of July 31, 2000 to acquire a total of 231,000 shares of the common stock, par value $.001 per share of Netgateway (the "Common Stock"), (ii) a Registration Rights Agreement dated July 31, 2000 (the "Debenture Registration Rights Agreement"), (iii) a Private Equity Credit Agreement dated August 2, 2000 (the "Equity Agreement") and (iv) a Registration Rights Agreement dated August 2, 2000 (the "Equity Registration Rights Agreement"; and together with the Debenture Registration Rights Agreement, the "Registration Rights Agreements");

         Whereas on September 7, 2000 Netgateway filed a registration statement (the "Registration Statement") on Form S-1 as contemplated by the Registration Rights Agreements which registration has not become effective;

         Whereas effective with the opening of business on January 10, 2001 the Common Stock was delisted from the NASDAQ National Market System and the Common Stock is currently listed on the NASDAQ Bulletin Board;

         Whereas no securities have been issued under the Equity Line; and

         Whereas, the parties wish to amend certain of the terms of the Debenture and the Registration Rights Agreements and to terminate the Equity Agreement.

         Now therefore, in consideration of the foregoing premises and of the mutual covenants and agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows.

         1. Repayment of Debenture. Netgateway agrees to repay the full amount (including interest accrued to date thereon) of the Debenture plus a 15% premium with respect to the original principal amount (the "Current Principal Amount") in ten payments. As of the date of this Agreement the Current Principal Amount is $2,972,789.90. An initial payment in the amount of $250,000 (the "Initial Payment") shall be made within five business days of the date this Agreement is executed. A second payment in the amount of $250,000 shall be made on or before February 28, 2001. The remainder of the Current Principal Amount shall be paid in ten equal payments of $247,278.99 beginning on April 10, 2001 and on the tenth day of each successive month except that the tenth payment shall be made on the same date as the ninth payment. Each such payment shall be made with interest accrued through the date of payment at a rate of 8% per annum.

         2. Waiver of Defaults. Netgateway is in breach and/or violation of and may be declared to be in default under certain of the terms and provisions of each of the Purchase Agreement, the Debenture, the King William Warrant Agreement, the Registration Rights Agreements and the Equity Agreement. King William hereby waives all such defaults and violations, whether known or unknown existing on the date of this Agreement; provided, however, that, nothing contained herein shall be construed to limit, impair or otherwise affect any rights of King William with respect of any future non-compliance with any covenant, term or provision of any such agreement. Section 15(k) of the Debenture is amended to refer to "an exchange, the NASDAQ Bulletin Board or another Principal Market" rather than "an exchange or the Nasdaq National Market System."

         3. Conversion of Debenture. The Notice of Conversion previously delivered to Netgateway by King William is hereby rescinded and retracted. King William further agrees that it will not issued any future conversion notice to Netgateway unless either the Market Price of the Common Stock has been in excess of $3.00 per share for at least 20 consecutive trading days (for example in connection with a transaction that will result in a sale of Common Stock by King William pursuant to Rule 144 in which case the resulting reduced principal balance shall be deemed allocated so as to reduce each remaining principal payment on the Debenture under Section 1 of this Agreement equally) or Netgateway shall have failed to make any of the Required Principal Payments when due and such payment shall remain unpaid after five days written notice from King William (a "Special Default"). Any such conversion shall be at a Conversion Rate (as defined in the Debenture) equal to the lesser of 80% of the Current Market Price (as defined in the Debenture) and $1.79 and in connection with any such conversion the portion of the principal amount of the Debenture which is being converted which is attributable to the 15% premium added pursuant Section 1 of this Agreement shall be ignored and shall not be converted but instead shall constitute a permanent deduction from and reduction to the principal amount of the Debenture. The foregoing limitations on conversion are in addition to, and not in substitution for, the limitations on conversion set out in the Purchase Agreement and the Debenture.

         4. Other Modifications to Purchase Agreement. No "Second Tranche" (as defined in the Purchase Agreement) shall be available to Netgateway and no additional amounts shall be advanced pursuant to the Purchase Agreement. Compliance with Section 4(g) of the Purchase Agreement (including as referred to in the Debenture) is hereby waived so long as Donald Danks or another person approved by King William (such approval not to be unreasonably withheld or delayed) is Chief Executive Officer of Netgateway and, in the event of a termination of such waiver, securities issued after the date of termination of such waiver based on options, warrants, conversion or exchange rights or other agreements entered into prior to such termination shall not constitute a breach thereof.

         5. Registration Rights Agreements. Netgateway may withdraw the Registration Statement. All Late Filing Penalties and Late Effective Penalties accrued to date are hereby waived. If there shall be a Special Default the Late Filing Penalties and the Late Effective Penalties waived under the prior sentence shall be added back to the principal amount of the Debenture. The Debenture Registration Rights Agreement is hereby amended (i) to provide that the Required Filing Date for such agreement shall be thirty days following the date of a Special Default, if any, and the Required Effective Date for such agreement shall be 90 calendar days after the Required Filing Date and (ii) to amend Section 3(i) to refer to "the NASDAQ Bulletin Board or a Primary Market" rather than "the NASDAQ National Market System." Netgateway agrees to comply with the provisions of the Registration Rights Agreements as so amended.

         6. Termination of Equity Agreement. The Equity Agreement and the Equity Registration Rights Agreement are each hereby terminated by mutual agreement and neither Netgateway nor King William shall make any payments or issue any warrants in connection therewith, nor shall either party have any future liability or obligation to the other thereunder. Netgateway agrees that if it elects to engage in a future transaction of the specific type contemplated by the Equity Line at any time prior to December 31, 2001 then prior to entering into such arrangement it will first discuss with King William the proposed terms and conditions thereof with a view to affording King William an opportunity to provide such financing.

         7. Warrants. The exercise price of the King William Warrants is hereby reduced to $.25 per share. Netgateway agrees to issue warrants to purchase an additional 269,000 shares of Common Stock at an exercise price of $.25 per share with a five year exercise period beginning on the date of this Agreement and otherwise on the same terms and conditions as the King William Warrants.

         8. Implementation. If the Initial Payment is not made within five business days of the date of this Agreement then this Agreement shall be deemed rescinded and shall be void and of no effect and no party shall have any liability to the other hereunder except that Section 5, other than the second sentence thereof, shall remain in effect but the Required Filing Date referred to in Clause (i) thereof shall be the thirtieth day after the date King William requests that such filing be made.

         9. Release. Netgateway hereby releases King William and all of its direct and indirect partners, officers, directors, employees, affiliates(both persons and entities, agents, representatives, servants, trustees, beneficiaries, predecessors in interest, successors in interest, assigns, nominees and insurers from any and all claims it may have against King William arising out of the conduct of King William through the date of this Agreement with respect to the Purchase Agreement, the Equity Agreement and the transactions completed pursuant thereto. Netgateway, Inc. acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Netgateway hereby waives any and all rights and benefits that it now has or in the future may have under Section 1542 of the Civil Code (and under the comparable provisions of any other applicable law) and agrees and acknowledges that this Agreement contains a full and final release applying to unknown and unanticipated claims, injuries or damages arising out of the subject matter hereof, as well as to those now known or disclosed. Netgateway represents, warrants and covenants that it has not, and at the time this release becomes effective will not have, sold, assigned, transferred or otherwise conveyed to any other person or entity all or any portion of its rights, claims, demands, actions or causes of action herein released.

         10. Miscellaneous. Terms used herein but not defined herein shall have the meanings assigned to them in the Purchase Agreement and the Debenture. King William represents and warrants that it holds all right, title and interest in and to the entire principal amount of the Debenture and all of the King William Warrants. This Agreement shall be binding on all future holders of the Debenture and of the King William Warrants and a new debenture reflecting the terms of this Agreement shall be provided to King William in exchange for the current Debenture held by it. This Agreement shall be governed by and construed in accordance with the laws of the state of California.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

Netgateway, Inc.                                     King William, L.L.C.



By: _____________________________           By: _____________________________

Name:                                                         Name:

Title:                                                        Title: